Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2014 SECOND QUARTER RESULTS & RAISES GUIDANCE -
-- Diluted earnings per share (EPS) from continuing operations of $0.79 --
-- $0.95 excluding $0.16 impact from the Health Insurer Fee --

ST. LOUIS, MISSOURI (July 22, 2014) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2014.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Premium and Service Revenues (in millions)	$3,741
Consolidated Health Benefits Ratio	88.9%
General & Administrative expense ratio	8.6%
Diluted earnings per share (EPS)	$0.79
Diluted EPS excluding the effect of the health insurer fee	$0.95
Total cash flow from operations (in millions)	$159.4

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, “The Company delivered strong top and bottom line growth in the second quarter, driven by the ongoing successful execution of our growth and diversification strategy. We are pleased with the results in the first half of 2014 and have increased our full year guidance to reflect the additional growth and profitability in the business.”
Second Quarter Highlights

•	June 30, 2014 at-risk managed care membership of 3,164,500, an increase of 601,100 members, or 23% compared to the second quarter of 2013.

•	Premium and service revenues for the second quarter of $3.7 billion, representing 49% growth compared to the second quarter of 2013.

•	Health Benefits Ratio of 88.9% for the second quarter of 2014, compared to 88.4% in the second quarter of 2013.

•	General and Administrative expense ratio of 8.6% for the second quarter of 2014, compared to 8.9% in the second quarter of 2013.

•	Operating cash flow of $159.4 million for the second quarter of 2014, or 3.3 times net earnings.

•	Diluted earnings per share of $0.79, or $0.95 excluding a $0.16 impact associated with the health insurer fee, compared to $0.71 in 2013.

Other Events

•
In July 2014, our Illinois subsidiary, IlliniCare Health, began operating under a new five-year contract with the Cook County Health and Hospitals System (CCHHS) to perform third party administrative services to members enrolled in the CountyCare program, as well as care coordination, behavioral health, vision care and pharmacy benefit management services.

•
In July 2014, our Mississippi subsidiary, Magnolia Health, began operating as one of two contractors under a new statewide managed care contract serving members enrolled in the Mississippi Coordinated Access Network program. The program provides for membership expansion beginning in late 2014.

•
In July 2014, we completed the transaction whereby Community Health Solutions of America, Inc. (CHS) assigned its contract with the Louisiana Department of Health and Hospitals under the Bayou Health Shared Savings Program to our subsidiary, Louisiana Healthcare Connections.

•
In July 2014, we completed the purchase of a noncontrolling interest in Ribera Salud S.A., a Spanish health management group. Centene will be a joint shareholder with Ribera Salud S.A.'s remaining investor, Banco Sabadell.

•
In April 2014, we issued $300 million 4.75% Senior Notes due May 2022 and entered into interest rate swap agreements, converting the Senior Notes to a floating rate of interest at the three month LIBOR rate plus 2.27%.

Accreditations & Awards

•
In June and July 2014, our Illinois subsidiary, IlliniCare Health, our Louisiana subsidiary, Louisiana Healthcare Connections, our Kansas subsidiary, Sunflower Health Plan, and our Washington subsidiary, Coordinated Care, all received accreditation from the National Committee for Quality Assurance.

•	In June 2014, FORTUNE magazine announced Centene's position of #251 in its annual ranking of America's largest companies by revenue.

•	In June 2014, Centene was added to the Russell 1000 index and Russell Midcap index.

•
In May 2014, at the Case In Point Platinum Awards, Centene and its subsidiaries were honored with awards in five categories: Disease Management/Population Health, Managed Care, Long-Term Care, Pediatric Case Management and Wellness/Prevention.

•	In May 2014, our Georgia subsidiary, Peach State Health Plan, received the 2014 National Environmental Leadership Award in Asthma Management from the U.S. Environmental Protection Agency.

The following table sets forth the Company's membership by state for its managed care organizations:

	June 30,
	2014	2013
Arizona	7,000	23,200
Arkansas	31,100	—
California	131,100	—
Florida	313,800	216,200
Georgia	373,000	316,600
Illinois	29,500	18,000
Indiana	200,500	200,000
Kansas	146,100	137,500
Louisiana	148,600	153,700
Massachusetts	47,200	15,200
Minnesota	9,400	—
Mississippi	97,400	77,300
Missouri	58,700	58,800
New Hampshire	39,500	—
Ohio	225,900	156,700
South Carolina	101,800	88,800
Tennessee	21,300	—
Texas	921,500	960,400
Washington	193,800	67,600
Wisconsin	67,300	73,400
Total	3,164,500	2,563,400

At June 30, 2014, the Company served 155,800 Medicaid members in Medicaid expansion programs in California, Massachusetts, Ohio and Washington included in the table above. The Company also served 182,200 members at June 30, 2014 under its behavioral health contract in Arizona, compared to 157,100 members at June 30, 2013.

The following table sets forth our membership by line of business:

	June 30,
	2014	2013
Medicaid	2,385,500	1,953,600
CHIP & Foster Care	261,800	273,200
ABD & Medicare	329,700	289,800
Health Insurance Marketplace (HIM)	75,700	—
Hybrid Programs	17,000	22,400
Long Term Care (LTC)	53,500	24,400
Correctional services	41,300	—
Total	3,164,500	2,563,400

The following table identifies our dual eligible membership by line of business. The membership tables above include these members.

	June 30,
	2014	2013
ABD	89,300	71,400
LTC	41,800	16,600
Medicare	8,200	5,700
Total	139,300	93,700

Statement of Operations: Three Months Ended June 30, 2014

•
For the second quarter of 2014, Premium and Service Revenues increased 49% to $3.7 billion from $2.5 billion in the second quarter of 2013. The increase was primarily as a result of the expansion in Florida, growth in the AcariaHealth business, the addition of the California contract, the expansion in Ohio and our participation in the Health Insurance Marketplaces.

•
Consolidated HBR for the second quarter of 2014, was 88.9%, compared to 88.4% in the same period in 2013, reflecting an increase in higher acuity membership. Consolidated HBR decreased from 89.3% in the first quarter of 2014 due to normal seasonality.

•	The following table compares the results for new business and existing business for the quarters ended June 30,:

	2014	2013
Premium and Service Revenue
New business	26%	18%
Existing business	74%	82%

HBR
New business	91.8%	90.4%
Existing business	87.9%	88.0%

•
Consolidated G&A expense ratio for the second quarter of 2014 was 8.6%, compared to 8.9% in the prior year.  The year over year decrease reflects the leveraging of expenses over higher revenue in 2014. The 2013 G&A expense ratio also includes the impact of $0.07 per diluted share of AcariaHealth transaction costs which increased the 2013 G&A expense ratio by approximately 20 basis points.

•
Earnings from operations were $92.7 million in the second quarter of 2014 compared to $68.7 million in the second quarter of 2013. Net earnings attributable to Centene Corporation were $47.2 million in the second quarter of 2014, compared to $40.3 million in the second quarter of 2013.

•	Diluted earnings per share of $0.79, or $0.95 excluding a $0.16 impact associated with the health insurer fee, compared to $0.71 in 2013.

Balance Sheet and Cash Flow

At June 30, 2014, the Company had cash, investments and restricted deposits of $2,402.5 million, including $50.3 million held by its unregulated entities. Medical claims liabilities totaled $1,394.1 million, representing 42.9 days in claims payable. Total debt was $891.0 million, which includes $70.0 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 35.5% at June 30, 2014, excluding the $71.4 million non-recourse mortgage note. Cash flow from operations for the three months ended June 30, 2014, was $159.4 million, or 3.3 times net earnings.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2014	42.6
Timing of claim payments	0.3
Days in claims payable, June 30, 2014	42.9

Outlook

The table below depicts the Company's annual guidance for 2014.

	Full Year 2014
	Low	High
Premium and Service Revenues (in millions)	$15,000	$15,500
Diluted EPS	$3.70	$3.90
Consolidated Health Benefits Ratio	88.7%	89.2%
General & Administrative expense ratio	8.5%	9.0%
Effective Tax Rate	49.5%	50.5%
Diluted Shares Outstanding (in thousands)	60,000	60,400

The guidance in the table above includes the impact of the Illinois CCHHS contract award, the Louisiana transaction with CHS as well as the acquisition of Ribera Salud. The diluted EPS guidance for 2014 includes approximately $0.12 of transaction costs associated with CHS and Ribera Salud, as well as $0.06 related to the USMM acquisition recorded in the first quarter.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 22, 2014, at 8:30 A.M. (Eastern Time) to review the financial results for the second quarter ended June 30, 2014, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-866-739-7850 in the U.S. and Canada; +1-412-902-6577 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to http://dpregister.com/10048780, to receive a dial-in number upon registration. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 21, 2015, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, July 30, 2014, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10048780.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended June 30, 2014" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special

Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions; inflation; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our Medicare or Medicaid managed care contracts by federal or state governments; the outcome of pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and general economic and market conditions, as well as those factors disclosed in the Company's publicly filed documents.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$1,199,784	$974,304
Cash and cash equivalents of discontinued operations	59,013	63,769
Total cash and cash equivalents	1,258,797	1,038,073
Premium and related receivables	610,969	428,570
Short term investments	127,348	102,126
Other current assets	313,946	217,661
Other current assets of discontinued operations	13,826	13,743
Total current assets	2,324,886	1,800,173
Long term investments	996,965	791,900
Restricted deposits	78,442	46,946
Property, software and equipment, net	423,905	395,407
Goodwill	642,613	348,432
Intangible assets, net	81,359	48,780
Other long term assets	107,967	59,357
Long term assets of discontinued operations	26,430	38,305
Total assets	$4,682,567	$3,529,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$1,394,115	$1,111,709
Accounts payable and accrued expenses	670,343	375,862
Unearned revenue	22,472	38,191
Current portion of long term debt	6,135	3,065
Current liabilities of discontinued operations	24,642	30,294
Total current liabilities	2,117,707	1,559,121
Long term debt	884,890	665,697
Other long term liabilities	73,897	60,015
Long term liabilities of discontinued operations	451	1,028
Total liabilities	3,076,945	2,285,861
Commitments and contingencies
Redeemable noncontrolling interest	119,671	—
Stockholders’ equity:
Common stock, $.001 par value; authorized 200,000,000 shares; 61,265,156 issued and 57,837,919 outstanding at June 30, 2014, and 58,673,215 issued and 55,319,239 outstanding at December 31, 2013	61	59
Additional paid-in capital	754,637	594,326
Accumulated other comprehensive income:
Unrealized gain (loss) on investments, net of tax	2,214	(2,620)
Retained earnings	813,765	731,919
Treasury stock, at cost (3,427,237 and 3,353,976 shares, respectively)	(94,512)	(89,643)
Total Centene stockholders’ equity	1,476,165	1,234,041
Noncontrolling interest	9,786	9,398
Total stockholders’ equity	1,485,951	1,243,439
Total liabilities and stockholders’ equity	$4,682,567	$3,529,300

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Premium	$3,331,058	$2,413,312	$6,401,945	$4,801,951
Service	410,029	105,599	691,203	138,793
Premium and service revenues	3,741,087	2,518,911	7,093,148	4,940,744
Premium tax and health insurer fee	282,613	91,628	390,440	195,277
Total revenues	4,023,700	2,610,539	7,483,588	5,136,021
Expenses:
Medical costs	2,960,101	2,134,283	5,702,554	4,288,829
Cost of services	365,888	93,300	608,172	118,365
General and administrative expenses	321,042	223,459	616,554	426,755
Premium tax expense	252,669	90,760	330,947	193,735
Health insurer fee expense	31,328	—	62,655	—
Total operating expenses	3,931,028	2,541,802	7,320,882	5,027,684
Earnings from operations	92,672	68,737	162,706	108,337
Other income (expense):
Investment and other income	7,252	4,078	11,976	8,342
Interest expense	(8,604)	(7,033)	(15,627)	(13,658)
Earnings from continuing operations, before income tax expense	91,320	65,782	159,055	103,021
Income tax expense	44,874	25,966	79,429	40,657
Earnings from continuing operations, net of income tax expense	46,446	39,816	79,626	62,364
Discontinued operations, net of income tax expense (benefit) of $1,461, $(698), $1,453, and $(350), respectively	1,680	(805)	847	(442)
Net earnings	48,126	39,011	80,473	61,922
Noncontrolling interest	(737)	(473)	(1,373)	(564)
Net earnings attributable to Centene Corporation	$48,863	$39,484	$81,846	$62,486

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$47,183	$40,289	$80,999	$62,928
Discontinued operations, net of income tax expense (benefit)	1,680	(805)	847	(442)
Net earnings	$48,863	$39,484	$81,846	$62,486

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.82	$0.74	$1.41	$1.18
Discontinued operations	0.03	(0.02)	0.01	(0.01)
Basic earnings per common share	$0.85	$0.72	$1.42	$1.17

Diluted:
Continuing operations	$0.79	$0.71	$1.36	$1.14
Discontinued operations	0.03	(0.01)	0.01	(0.01)
Diluted earnings per common share	$0.82	$0.70	$1.37	$1.13

Weighted average number of common shares outstanding:
Basic	57,758,683	54,529,036	57,622,039	53,449,077
Diluted	59,717,258	56,601,660	59,547,420	55,448,396

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$80,473	$61,922
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	42,101	32,928
Stock compensation expense	22,750	16,955
Deferred income taxes	(11,258)	10,715
Changes in assets and liabilities
Premium and related receivables	(160,714)	(71,230)
Other current assets	28,826	(35,879)
Other assets	(28,733)	(38,191)
Medical claims liabilities	284,134	111,625
Unearned revenue	(18,066)	(12,068)
Accounts payable and accrued expenses	160,128	(1,488)
Other operating activities	12,248	5,650
Net cash provided by operating activities	411,889	80,939
Cash flows from investing activities:
Capital expenditures	(41,568)	(30,057)
Purchases of investments	(475,347)	(537,590)
Sales and maturities of investments	221,342	358,971
Investments in acquisitions, net of cash acquired	(94,004)	(66,832)
Net cash used in investing activities	(389,577)	(275,508)
Cash flows from financing activities:
Proceeds from exercise of stock options	3,670	3,867
Proceeds from borrowings	1,145,000	30,000
Payment of long-term debt	(945,892)	(10,118)
Proceeds from stock offering	—	15,239
Excess tax benefits from stock compensation	1,115	1,113
Common stock repurchases	(4,869)	(1,105)
Contribution from noncontrolling interest	5,407	3,920
Debt issue costs	(6,019)	(3,587)
Net cash provided by financing activities	198,412	39,329
Net increase (decrease) in cash and cash equivalents	220,724	(155,240)
Cash and cash equivalents, beginning of period	1,038,073	843,952
Cash and cash equivalents, end of period	$1,258,797	$688,712
Supplemental disclosures of cash flow information:
Interest paid	$16,439	$15,170
Income taxes paid	110,118	21,694
Equity issued in connection with acquisition	132,371	75,438

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q2	Q1	Q4	Q3	Q2
	2014	2014	2013	2013	2013
AT-RISK MEMBERSHIP
Managed Care:
Arizona	7,000	7,100	7,100	23,700	23,200
Arkansas	31,100	16,400	—	—	—
California	131,100	118,100	97,200	—	—
Florida	313,800	230,300	222,000	217,800	216,200
Georgia	373,000	331,400	318,700	314,100	316,600
Illinois	29,500	22,400	22,300	22,800	18,000
Indiana	200,500	198,700	195,500	198,400	200,000
Kansas	146,100	145,000	139,900	137,700	137,500
Louisiana	148,600	149,800	152,300	152,600	153,700
Massachusetts	47,200	50,800	22,600	23,200	15,200
Minnesota	9,400	9,400	—	—	—
Mississippi	97,400	85,400	78,300	76,900	77,300
Missouri	58,700	58,100	59,200	58,200	58,800
New Hampshire	39,500	37,100	33,600	—	—
Ohio	225,900	181,800	173,200	170,900	156,700
South Carolina	101,800	96,300	91,900	89,400	88,800
Tennessee	21,300	21,100	20,700	20,400	—
Texas	921,500	904,000	935,100	957,300	960,400
Washington	193,800	151,700	82,100	77,100	67,600
Wisconsin	67,300	70,800	71,500	72,000	73,400
TOTAL	3,164,500	2,885,700	2,723,200	2,612,500	2,563,400

Medicaid	2,385,500	2,169,100	2,054,700	1,953,300	1,953,600
CHIP & Foster Care	261,800	269,200	275,100	274,900	273,200
ABD & Medicare	329,700	300,500	305,300	302,000	289,800
HIM	75,700	39,700	—	—	—
Hybrid Programs	17,000	14,400	19,000	19,600	22,400
LTC	53,500	51,800	37,800	31,600	24,400
Correctional Services	41,300	41,000	31,300	31,100	—
TOTAL	3,164,500	2,885,700	2,723,200	2,612,500	2,563,400

Specialty Services(a):
Cenpatico Behavioral Health Arizona	182,200	162,700	156,600	160,700	157,100

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$359	$355	$335	$328	$306

CLAIMS(b)
Period-end inventory	745,400	808,500	622,200	698,900	703,400
Average inventory	584,000	555,400	511,700	505,800	510,000
Period-end inventory per member	0.24	0.28	0.23	0.27	0.27
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	10,500	9,500	8,800	8,200	7,900

	Q2	Q1	Q4	Q3	Q2
	2014	2014	2013	2013	2013

DAYS IN CLAIMS PAYABLE (c)	42.9	42.6	42.4	40.6	41.5
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$2,352.3	$2,166.4	$1,870.6	$1,612.9	$1,502.9
Unregulated	50.3	49.3	44.7	37.6	33.8
TOTAL	$2,402.6	$2,215.7	$1,915.3	$1,650.5	$1,536.7

DEBT TO CAPITALIZATION	37.5%	36.5%	35.0%	30.5%	32.9%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	35.5%	34.4%	32.4%	27.4%	29.8%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents the Company's mortgage note payable ($71.4 million at June 30, 2014).
Operating Ratios:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & HIM	84.7%	88.4%	85.8%	89.6%
ABD, LTC & Medicare	94.9	89.1	94.0	89.6
Specialty Services	80.4	82.6	84.0	83.0
Total	88.9	88.4	89.1	89.3

Total General & Administrative Expense Ratio	8.6%	8.9%	8.7%	8.6%
MEDICAL CLAIMS LIABILITY (In thousands)

The changes in medical claims liability are summarized as follows:

Balance, June 30, 2013	$972,641
Incurred related to:
Current period	10,541,171
Prior period	(132,805)
Total incurred	10,408,366
Paid related to:
Current period	9,171,457
Prior period	815,435
Total paid	9,986,892
Balance, June 30, 2014	$1,394,115

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to June 30, 2013.